EXHIBIT 10.11

COMPENSATORY ARRANGEMENTS OF EXECUTIVE OFFICERS AND DIRECTORS.

Each of our named executive officers (as that term is defined in Item 402 of Regulation S-K) is employed on an at will basis. The annualized salaries to be paid to the Corporation's named executive officers for 2005 is set forth in the chart below.

Named Executive Officer	Salary
Robert E. Matthiessen	$253,794
Alyn R. Holt	$188,829
Hugh T. Regan, Jr.	$181,264
Dale E. Christman	$176,000
Daniel J. Graham	$164,570

Each of foregoing officers receive the Corporation's standard benefits package.

For 2005, Directors who are not also officers of the Corporation (each a "non-employee director") will receive an annual retainer of $20,000. Members of the Executive Committee are paid an additional annual retainer of $12,000. The chairmen of the committees of the Board are paid an additional annual fee as follows: the Chairman of the Audit Committee is paid an additional annual fee of $12,000; the Chairman of the Compensation Committee is paid an additional annual fee of $8,000; the Chairman of the IP Committee is paid an additional annual fee of $60,000; and the Chairman of the Nominating Committee is paid an additional annual fee of $8,000.

In addition, Directors and Officers are also eligible for awards of stock options or shares of stock pursuant to the inTEST Corporation Amended and Restated 1997 Stock Plan, however, such awards are made at the discretion of the Compensation Committee or the Board of Directors, as the case may be.